Exhibit (n)(1)

Fixed Income

Multiple Class of Shares Plan

for

Fidelity Funds with Retail, Retirement and/or Advisor Classes

Dated December 1, 2010

This Amended and Restated Multiple Class of Shares Plan (the "Plan"), when effective in accordance with its provisions, shall be the written plan contemplated by Rule 18f-3 under the Investment Company Act of 1940 (the "1940 Act") for the portfolios (each, a "Fund") of the respective Fidelity Trusts (each, a "Trust") as listed on Schedule I to this Plan. For purposes of the Plan, the term Fidelity Advisor Fund includes any Fidelity fund that offers Advisor classes of shares, and the term "Class K" includes Freedom Index Funds: Class W.

1. Classes Offered. Each Fund may offer up to eight classes of its shares: Class A, Class T, Class B, Class C, Institutional Class, Class K, Class F, and a retail class.

2. Distribution and Shareholder Service Fees. Distribution fees and/or shareholder service fees shall be calculated and paid in accordance with the terms of the then-effective plan pursuant to Rule 12b-l under the 1940 Act for the applicable class. Distribution and shareholder service fees currently authorized are as set forth in Schedule I to this Plan.

3. Conversion Privileges. After a maximum holding period of seven years from the initial date of purchase, Class B shares convert automatically to Class A shares of the same Fund. Simultaneously, a portion of the Class B shares purchased through the reinvestment of Class B dividends or capital gains distributions ("Dividend Shares") will also convert to Class A shares. The portion of Dividend Shares that will convert at that time is determined by the ratio of converting Class B non-Dividend Shares held by a shareholder to that shareholder's total Class B non-Dividend Shares. Retail class shares will be converted into Class K shares of the same Fund if Class K is offered as an investment option under an employer-sponsored retirement plan ("Retirement Plan"). If a Retirement Plan is no longer eligible to offer Class K, Class K shares will be converted into retail class shares of the same Fund. Any conversion from Class K to retail class will be preceded by written notice to the investor.

All conversions pursuant to this paragraph 3 shall be made on the basis of the relative net asset values of the two classes, without the imposition of any sales load, fee, or other charge.

4. Exchange Privileges. Exchanges are subject to minimum investment limitations and other eligibility requirements of the applicable class of shares of each fund.

Class A: Shares of Class A may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class A; (ii) Treasury Fund - Daily Money Class; (iii) Prime Fund - Daily Money Class; (iv) Tax-Exempt Fund - Daily Money Class; and (v) the same Fidelity Advisor Fund: Institutional Class.

Class T: Shares of Class T may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class T; (ii) Treasury Fund - Daily Money Class; (iii) Prime Fund - Daily Money Class; (iv) Tax-Exempt Fund - Daily Money Class; and (v) the same Fidelity Advisor Fund: Class A or Institutional Class.

Class B: Shares of Class B may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class B; (ii) Treasury Fund - Advisor B Class; and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A, Class T, or Institutional Class.

Class C: Shares of Class C may be exchanged for shares of (i) any other Fidelity Advisor Fund: Class C; (ii) Treasury Fund - Advisor C Class; and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A, Class T, or Institutional Class.

Institutional Class: Shares of Institutional Class may be exchanged for shares of (i) any other Fidelity Advisor Fund: Institutional Class; (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds; and (iii) subject to any applicable sales load, the same Fidelity Advisor Fund: Class A, if no longer eligible for Institutional Class.

Class K: Shares of Class K may be exchanged for shares of any class of a Fidelity Fund available through an investor's Retirement Plan.

Class F: Shares of Class F may not be exchanged for shares of any class of a Fidelity Fund.

A Retail Class: A retail class of a Fidelity Advisor Fund or a Fidelity Retail Fund may be exchanged for (i) shares of any Fidelity Retail Fund or class offering an exchange privilege to other Fidelity Retail Funds or classes, or (ii) if held through a Retirement Plan, shares of any class of a Fidelity Fund available through an investor's Retirement Plan.

Fidelity Mortgage Securities Fund: Shares of Fidelity Mortgage Securities Fund may be exchanged for shares of (i) Institutional Class of the same fund; and (ii) any Fidelity Retail Fund offering an exchange privilege to other Fidelity Retail Funds.

5. Allocations. Income, gain, loss and expenses shall be allocated under this Plan as follows:

A. Class Expenses: The following expenses shall be allocated exclusively to the applicable specific class of shares: (i) distribution and shareholder service fees; and (ii) transfer agent fees.

B. Fund Income, Gain, Loss and Expenses: Income, gain, loss and expenses not allocated to specific classes as specified above shall be charged to the Fund and allocated daily to each class of an equity fund in a manner consistent with Rule 18f-3(c)(1)(i) and of a fixed-income and money market fund in a manner consistent with Rule 18f-3(c)(1)(iii). As necessary to limit class net asset value per share divergences and ensure that the annualized rates of return of the classes generally differ only to the extent of the expense differentials among the classes, dilution caused by share purchases and redemptions, booking of trades, and accrual of expenses based on prior-day net assets shall be allocated to each class based on relative net assets.

6. Voting Rights. Each class of shares governed by this Plan (i) shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its arrangement; and (ii) shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class.

7. Effective Date of Plan. This Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be adopted, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

8. Amendment of Plan. Any material amendment to this Plan shall become effective upon approval by a vote of at least a majority of the Trustees of the Trust, and a majority of the Trustees of the Trust who are not "interested persons" of the Trust, which vote shall have found that this Plan as proposed to be amended, including expense allocations, is in the best interests of each class individually and of the Fund as a whole; or upon such other date as the Trustees shall determine.

9. Severability. If any provision of this Plan shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of the Plan shall not be affected thereby.

10. Limitation of Liability. Consistent with the limitation of shareholder liability as set forth in each Trust's Declaration of Trust or other organizational document, any obligations assumed by any Fund or class thereof, and any agreements related to this Plan shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and shall not constitute obligations of any other Fund or class of shares. All persons having any claim against a Fund, or any class thereof, arising in connection with this Plan, are expressly put on notice of such limitation of shareholder liability, and agree that any such claim shall be limited in all cases to the relevant Fund and its assets, or class and its assets, as the case may be, and such person shall not seek satisfaction of any such obligation from the shareholders or any shareholder of the Trust, class or Fund; nor shall such person seek satisfaction of any such obligation from the Trustees or any individual Trustee of the Trust.